Exhibit 99.4

SOUND SURGICAL TECHNOLOGIES INC.

CODE OF BUSINESS ETHICS

DECEMBER 10, 2004

SOUND SURGICAL TECHNOLOGIES INC.

CODE OF BUSINESS ETHICS

DECEMBER 10, 2004

LETTER FROM THE CEO

December 15, 2004

Dear SST Employee

As the company that developed LipoSelection by VASER, SST is committed to enhancing the lives of our employees, physicians and other customers, and patients. Consistent with this commitment, all of us must work together to ensure that SST conducts its business in conformity with the highest standards and business ethics. Each of us and our company must be honest, fair and forthright with all of our constituencies – our fellow employees, stockholders, physicians and other customers, regulators, suppliers, community representatives and other people and organizations with which we do business. As an SST employee, you have and will face business decisions every day that will present you with choices. It is up to you to maintain our high standards and uncompromising business ethics in each and every one of these situations.

Please remember that the Code of Ethics which follows can’t realistically anticipate every possible situation that you might run into. But, if you rely on good common sense, make value-oriented judgments and keep in mind that the right way to resolve ethical dilemmas is to simply do the right thing, the vast majority of your business decisions are not likely to raise ethical issues. When you are faced with an ethical issue and have any questions about the decision you’re about to make, please refer to this Code or confer with your supervisor or department head. You can also discuss any issue you have concerns about with a senior executive at any time – we are dedicated to maintaining an open door policy that fosters openness and making ethical and proper decisions.

Please review our policies that follow and if you have any questions, please talk to your immediate supervisor or our outside counsel. We expect everyone associated with SST, including our directors, officers, employees, and consultants, to read and understand the Code. Remember that as part of our organization, you represent SST in everything you do during the workday and we need you to conduct business just as we do – with honesty, professionalism and integrity. I thank you in advance for doing so.

Sincerely,

Donald B. Wingerter, Jr.

Chief Executive Officer

INTRODUCTION

Purpose

This Code of Ethics contains general guidelines for conducting SST’s business in a manner consistent with the highest standards of business ethics.

This Code is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and as a “code of conduct” under the American Stock Exchange’s listing standards. This Code is also intended to be consistent with the AdvaMed Code of Ethics on Interactions with Health Care Professionals. If this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to the higher standard described in this Code.

Generally, this Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the handling of actual or apparent conflicts of interest between and among personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and the FDA, and in all our other public communications;

•	compliance with all applicable governmental laws, rules and regulations;

•	the prompt internal reporting of any violation or intended violation of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

This Code applies to all of our directors, officers, employees, consultants, contractors and agents, wherever they are located and whether they work for SST or our subsidiaries and whether they work for us on a full or part-time basis. For purposes of this Code only, members of the Board of Directors are considered SST employees. Within this Code we refer to:

•	everyone covered as “SST employees,” “our employees,” or simply “employees;”

•	our Chief Executive Officer, President, Chief Financial Officer, and our Controller as our “Principal Financial Officers.”

Seeking Help and Information

No code can address every situation that you may encounter while you are an SST employee. We have an employee policy handbook that contains many policies and procedures not covered in this Code. The handbook also provides guidance on how you are to conduct yourself as our employee. This Code is not intended to take the place of or modify our other more detailed written policies in the handbook or that we otherwise make available to you. Rather, this Code is intended to provide you guidance on our business and ethical standards that we expect all SST employees to follow.

If you are presented with a business decision that appears to have ethical implications but it is not addressed within this Code, ask yourself these questions:

•	is it legal?

•	is it honest, fair and upfront?

•	is it in the best interests of SST, keeping in mind our values and ethical commitments?

•	how does this make me feel about myself or about SST?

•	is there an alternative course of action that does not create an ethical conflict?

•	if the situation were reversed, how would I feel as the subject of this decision or action?

•	how would I feel if the local newspaper or television station put out a story based on what I did?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with our commitment to the highest ethical values and standards, please ask for help. We encourage you to first contact your immediate supervisor for help. If your immediate supervisor is unable to answer your question or if you do not feel comfortable contacting your immediate supervisor, contact your department head or a member of senior management. We also maintain a Code of Ethics Helpline that is available to receive communications 24 hours a day, 7 days a week at (303)                    . You can remain anonymous and are not required to reveal your identity in calls to the Code of Ethics Helpline, although doing so may help us address your question or concerns.

For purposes of this Code, when we refer to written approvals or requests, you and we may rely on electronic communications (including e-mail) as equivalent to a written document.

THIS CODE AND THE MATTERS CONTAINED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING COMPANY POLICY. WE RESERVE THE RIGHT TO AMEND OR SUPPLEMENT THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME.

CONFLICTS OF INTEREST

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest actually interferes with, or appears to interfere with, SST’s interests. We require that you actively avoid any private interest that influences your ability to act in SST’s interests or that makes it difficult to objectively and effectively perform your work. Except when specifically waived in accordance with the Code section below, conflicts of interest are prohibited as a matter of SST policy. Conflicts of interest are not always clear-cut or easy to recognize. Should you have any questions, please consult with your immediate supervisor or your department head.

The following are examples of situations that can present conflicts of interest for SST employees:

•	Outside Employment. No employee should be employed by, serve as a director of, or provide services to a company that is a customer, supplier or competitor of SST.

•	Improper Personal Benefits. No employee should receive any personal benefits or favors because of his or her position with SST. Modest gifts from suppliers or customers or receiving reasonable meals is permissible so long as they are appropriate and not provided to you as an inducement to make a business decision. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•	Financial Interests. No employee is permitted to have a significant financial interest (ownership or otherwise) in any company or entity that is a material customer, supplier or competitor of SST. A “significant financial interest” means (i) ownership of greater than 5% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee. If you are uncertain whether a particular company or entity is a material customer, supplier or competitor, please contact your immediate department head or a member of senior management for assistance. If the material customer, supplier or competitor is publicly traded, the ownership or investment threshold can be increased to 10% on documented prior approval of our Board of Directors

•	Loans or Other Financial Transactions. No employee is permitted to (i) receive loans, (ii) receive guarantees of personal obligations, or (iii) enter into any other personal financial transaction with any company, entity or individual that is a material customer, supplier or competitor of SST. Likewise, no employee should enter into any such transactions with an individual you know or have reason to know is employed by our material customers, suppliers or competitors without first obtaining written permission to do so from our Board of Directors. This guideline does not prohibit you from entering into arm’s-length transactions with recognized banks, brokerage firms or other financial institutions with which we do business.

•	Service on Boards and Committees. No employee should serve on the board of directors or trustees or on a committee of any entity (whether for-profit or not-for profit) whose interests reasonably would be expected to conflict with SST’s interests.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence your objectivity in making decisions on behalf of SST. For purposes of this Code, “family members” include your spouse, partner, or significant other, brothers, sisters, parents, in-laws, children or step-children (whether living with you or living outside your home) and whether such relationships are by blood or adoption. If a family member (i) is an employee, director or trustee of, (ii) has a significant financial interest in, (iii) obtains loans or guarantees of personal obligations from, or (iv) enters into any other personal financial transaction with, any company or entity that is a material customer, supplier or competitor of SST, you must disclose such interest before this transaction is completed or, if you learn about this transaction after its completion, you must immediately disclose such interest to our Board of Directors. In these instances, you are prohibited from participating in business decisions with respect to such company or entity.

Disclosure of Conflicts of Interest

You must disclose to us any situations that reasonably could be expected to give rise to a conflict of interest. Any director, officer, employee, or consultant who becomes aware of a conflict or potential conflict with our interests must immediately report it to his or her immediate supervisor or department head, or to a member of senior management, in accordance with the procedures described under “Compliance with the Code—Reporting Violations of the Code.” While these situations are not automatically prohibited, they are not desirable and may only be waived as described in “Compliance with the Code—Waivers of the Code” below.

Corporate Opportunities

As an SST employee, you are obligated to advance our interests when you have an opportunity to do so. If you learn of or are presented with a business opportunity because of your position with SST or through use of our corporate property or information, you are first required to present the business opportunity to SST before you choose to pursue the opportunity in your individual capacity. No employee is permitted to use his or her position, corporate property, or information for personal gain or to compete with SST. Before pursuing any business opportunity personally, you should disclose in writing to a member of senior management the terms and conditions of each business opportunity covered by this Code. If SST waives its right to pursue the business opportunity, you may pursue it, but only on the same terms and conditions you provided to SST and consistent with the other ethical guidelines set forth in this Code.

An SST executive officer or director who wants to pursue a business opportunity that is in our line of business must first fully present the business opportunity to our Board of Directors. If our Board of Directors elects not to pursue the business opportunity, the executive officer or director may pursue the business opportunity in his or her individual capacity on the same terms and conditions he or she provided to SST and consistent with the other ethical guidelines set forth in this Code.

COMPANY RECORDS

Accurate and reliable records are crucial to SST’s business. These records are the source of information in our financial statements, publicly filed reports, press releases, and other public disclosures. Additionally, our records are the source of key data and measurements that guide our strategic planning and business decision-making. Our records include sales, order and VASER System use information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business. SST and all its employees are required to comply with applicable federal and state laws and regulations pertaining to the retention of records.

All our records must be materially complete, accurate and reliable. There is never a reason or justification to make false or misleading entries in our records. The creation or existence of undisclosed or unrecorded funds, payments or receipts are entirely inconsistent with our business practices and are strictly prohibited. You are responsible for understanding and complying with our record retention policy. Ask your immediate supervisor or department head if you have any questions about retaining records or our record retention policy.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, we are subject to Federal and state securities laws, regulations and reporting obligations, as well as the listing and governance requirements of the American Stock Exchange. Our policies and Federal law require us to promptly, accurately and completely disclose all material information about SST’s business, financial condition and operating results. Inaccurate, incomplete or dilatory reporting is not permitted. You should be aware that reporting that does not meet the requirements imposed by applicable law can severely damage SST and result in corporate or individual legal liability, including possible exposure to criminal proceedings.

If you become aware of improper financial reporting or improper or incomplete disclosure of material information about SST or our business, you must immediately report this evidence to a member of senior management, our counsel, or the Board of Directors. Examples of evidence that must be reported include:

•	financial results that seem inconsistent with underlying business transactions;

•	inaccurate records, such as overstated expense reports, erroneous time sheets or improper invoices;

•	transactions that do not seem to have a valid business purpose; and

•	requests to circumvent ordinary review and approval procedures.

Our Principal Financial Officers and other employees whose work involves SST’s finances and financial disclosure have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees are required to understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions and estimates. We have a formal Regulation FD policy with respect to disclosure about SST’s business, financial condition and operating results. Please see “Public Communications and Regulation FD” below for a more detailed discussion of this policy.

SST also has policies governing the (i) receipt, retention and treatment of complaints regarding our accounting practices, and (ii) protection of confidential, anonymous reporting of employees’ concerns regarding questionable accounting or auditing matters. These policies are provided to our Principal Financial Officers and employees whose work involves our finances and are titled, “Policy of Complaint and Investigation Procedures for Accounting, Internal Controls, Fraud and Auditing Matters.” You may contact your immediate supervisor or department head to obtain a copy of these policies if you would like a copy and are not employed in finance, accounting or disclosure functions at SST.

CONFIDENTIAL INFORMATION

You and other employees have access to confidential information while employed at SST. Confidential information includes all non-public information that might be useful to our competitors or, if disclosed, that might harm us, our business, our financial condition, our operating results, or relationships with our customers or suppliers. In general, all information related to our business, including technical, financial, and operating information, should be considered confidential. If you intend to distribute or disclose SST’s confidential information, you should do so only with the appropriate legal agreements or safeguards in place. Whether subject to a confidentiality agreement or not, you and our other employees have a duty to safeguard all SST confidential information or information from third parties with which SST conducts business, except when public disclosure is authorized or legally required.

An employee’s obligation to protect confidential information continues after he or she leaves SST. Moreover, just as we expect our former employees to honor their commitment not to disclose SST confidential information, SST expects new employees to honor the confidentiality obligations of former employers. SST does not want to receive and will not use information offered to us by a new employee if SST has reason to believe that the information is considered confidential to a previous employer.

SST’s relationships with our business partners are a key element of our continued success. In these relationships, SST is sometimes entrusted with confidential information from our business partners. In these cases, you must give our partners’ confidential information the same protection you give to our confidential information.

PROTECTION AND USE OF COMPANY ASSETS

All of our employees have an obligation to protect SST’s assets and ensure their dedicated use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on our profitability and our recorded assets. The use of SST funds or assets for any unlawful or improper purpose is strictly prohibited.

To ensure the proper protection and use of SST’s assets, you should:

•	exercise reasonable care to prevent theft, damage or misuse of SST property; and

•	promptly report the actual or suspected theft, damage or misuse of SST property to your immediate supervisor.

When in doubt about how you intend to use or care for SST’s assets, you should obtain written approval from your immediate supervisor or department head prior to using SST property for personal purposes.

COMPETITION AND FAIR DEALING

We believe in vigorous but fair competition. Just as we are obligated to deal fairly and in good faith with you, all our employees are obligated to deal fairly and in good faith with fellow employees and with SST’s customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, disclosure or abuse of privileged or confidential information, misrepresentation or omission of material facts or any other unfair-dealing practice. Employees should also comply with government laws and regulations, including those related to fair business practices and promotion.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions that are in SST’s best interests. It is your responsibility to use good judgment in this area. As a general rule, you may accept gifts of up to $25 in value and give gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•	Meals and Entertainment. You may occasionally give meals, refreshments or other entertainment if:

•	The items are of reasonable value; and

•	The purpose of the meeting or attendance at the event is business related.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors. SST has recognized and adopted the AdvaMed Code of Ethics that governs gifts and hospitality with health care professionals (HCPs).

•	Training and Educational Events. Employees may provide attendees with hospitality only in the form of modest meals and receptions in connection with these programs. It is not appropriate for employees to pay for meals or hospitality or any other expense for guests of attendees.

•	Third Party Educational Conferences. Any grants must go to the sponsoring group. Meals and entertainment must be provided consistent with the sponsor’s guidelines and be modest in value.

•	Gifts. Employees occasionally may provide modest gifts to HCPs, but only if the gifts benefit or serve a genuine educational function. Other than the gift of textbooks or anatomical models, all gifts should be less than $100.00. Branded logo promotional items may also be given if they are of a minimal value and can be used in the HCP’s office/practice (pad & pens).

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•	Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. You may also accept a gift if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

It is SST policy that SST funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Chief Executive Officer. Such approval shall be in compliance with federal and state laws.

COMPLIANCE WITH LAWS AND REGULATIONS

Obeying the law is the foundation of our ethical standards. Each employee has an obligation to comply with federal laws and the laws of the countries, states, counties and cities in which we operate. We will not tolerate any activity that violates any laws, rules or regulations that apply to us. This includes, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You must understand and comply with all laws, rules and regulations that apply to your job position. If you have any doubt about whether a course of action is lawful, get advice immediately from your immediate supervisor or department head.

INTERACTIONS WITH THE GOVERNMENT AND REGULATORY AGENCIES

SST conducts business with federal, state and local governments and with various regulatory agencies. We are committed to conducting our business in compliance with all applicable laws and regulations. In your interactions with government and regulatory agencies, you should:

•	Be honest and forthright at all times. You should never misstate or omit any material information from any written or oral communication with the government or any regulatory agency.

•	You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government or regulatory agency employees.

If your job responsibilities include interacting with government and/or regulatory agencies, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your immediate supervisor or department head.

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices, and to preserve and promote competition. Our policy is to compete ethically and vigorously while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which we conduct business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” You should be familiar with the general principles of the U.S. antitrust laws, including the following list of actions that are clear violations of U.S. antitrust laws:

•	Allocation of Business. We cannot agree with our competitors to divide or allocate markets, territories or customers.

•	Price Fixing. We cannot agree with our competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. We cannot agree with our competitors to limit our production or restrict the supply of our products.

•	Boycott. We cannot agree with our competitors to refuse to sell to or purchase products from third parties, or prevent a customer from purchasing or using non-SST products or services.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. If you are required to meet with a competitor for any reason, you should obtain the prior approval of the Chief Executive Officer. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The subject matter and discussion held during your meeting should be fully documented. Specifically, you should avoid any communications with a competitor regarding:

•	Prices and costs;

•	Market share or allocation of territories;

•	Profits and profit margins;

•	Suppliers’ terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Production facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers; or

•	Distribution methods or channels.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending such meetings are both legal and proper if the meetings have a legitimate business purpose. You should not discuss any proprietary, competitive, or sensitive information at these meetings.

If You Need Help or Have Questions

Violations of antitrust laws may expose SST and our employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. If you have any doubt about the legality of a particular action, it is your responsibility to contact the Chief Executive Officer promptly for assistance, approval and review.

COMPLIANCE WITH INSIDER TRADING LAWS

SST employees are prohibited from trading in the stock of SST or any other company while in possession of material, nonpublic information about SST or another company. In addition, SST employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock of SST or any other company on the basis of material, nonpublic information. The laws against insider trading are specific and complex. SST has a formal Insider Trading Policy that each employee must follow. You may also contact your immediate supervisor or department head to obtain a copy of this policy.

Any questions about information you have or any intent you have to buy or sell our securities should be promptly brought to the attention of the Vice President - Human Resources or to the Chief Financial Officer.

PUBLIC COMMUNICATIONS AND REGULATION FD

We value our reputation in the community and the credibility we have earned. What is written or said about SST in the news media and investment community may positively or negatively impact our reputation. In connection with its public communications, SST is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). SST has a formal Regulation FD Policy relating to the disclosure of material non-public information that you can obtain from your immediate supervisor or department head.

THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits us, our employees and agents acting for us from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. In plain English, the FCPA forbids the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by us, up to and including termination of employment.

Other Laws Governing our Business

It is our policy to comply with the export control laws and regulations of all countries in which we do business. Compliance with these laws and regulations could result in some lost business opportunities, but that is a price all of us must accept. Failure to comply with these laws may result in heavy fines and penalties and loss of exporting privileges. Distribution licenses are needed to export certain products and technical data from the U.S. to other countries. In some cases, a facsimile of technical data, or carrying a laptop computer on an international flight, may be considered an export. In addition to export control laws and regulations, our business is subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting, and record retention requirements.

To ensure compliance with these laws, all international shipments of product, data and technology must be cleared through the shipping and receiving department of our manufacturing facility. This requirement also applies to all samples, products, documents or data that are going to be hand carried during foreign travel.

Employees working outside the United States are also responsible for understanding and complying with laws in the countries in which they work and that apply to their jobs. Questions and requests for assistance should be directed to the Vice President - Human Resources.

ENVIRONMENT, SAFETY AND QUALITY

We are committed to providing a safe and healthy working environment for our employees. We are also committed to conducting our operations in an environmentally responsible manner for the benefit of the communities in which we do business. SST employees must comply with all applicable environmental, health and safety laws, regulations and standards we establish. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.

EMPLOYMENT PRACTICES AND EMPLOYEE CONDUCT

We are committed to fair employment practices in every aspect of our business. SST employees must comply with all applicable labor and employment laws, including laws pertaining to discrimination, harassment, freedom of association, privacy and other employment rights. We require you to understand and comply with the laws, regulations and policies that are relevant to your job. Questions or concerns relating to employment matters and the laws, regulations and policies that apply to you should be directed to the Vice President - Human Resources.

COMPLIANCE WITH THE CODE

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any known or suspected violation of laws, rules, regulations or policies that apply to SST. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action that SST requires of you in order to safeguard SST and its reputation and integrity.

If you suspect or learn of a violation of this Code, please promptly report the conduct to your immediate supervisor or department head, to the Vice President - Human Resources Department, or a member of senior management. One or more of these employees will work with you and your immediate supervisor or department head to investigate your concern. If you do not feel comfortable reporting the conduct to any of those persons, or you do not get a satisfactory response, you may contact the Governance and Nominating Committee of our board of directors. You may also report known or suspected violations of the Code to the Code of Ethics Helpline that is available to receive communications 24 hours a day, 7 days a week at (303) . You may remain anonymous and will not be required to reveal your identity in calls to the Code of Ethics Helpline.

Our policy states that any employee who violates this Code will be subject to appropriate discipline, including up to employment termination. This determination will be based upon the facts and circumstances of each particular situation. An employee who is thought to have possibly violated this Code will be given an opportunity to present his or her version of events before we make a determination of appropriate discipline.

If you violate governmental laws, rules or regulations or this Code, you may expose yourself to substantial civil damages, criminal fines and prison terms. These violations may also subject SST to substantial fines and penalties and we may incur damage to our reputation and standing in the community. For these reasons, we insist that you strictly adhere to this Code and applicable laws, rules and regulations - for your own protection and for ours.

Confidentiality and Policy Against Retaliation

All questions and reports of known or suspected violations of the law or this Code will be treated with discretion and confidentiality to the extent possible, consistent with the law and our obligations to investigate your concern. We strictly forbid retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of the law or this Code. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including up to employment termination.

Waivers of the Code

Waivers of this Code will be granted strictly on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code for employees other than executive officers may be made only by the Chief Executive Officer. Any waiver of this Code for our directors or executive officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be promptly disclosed to the public as required by law or the rules of the American Stock Exchange.

CONCLUSION

This Code of Ethics includes general guidelines for conducting the business of SST, consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your immediate supervisor or department head, or the Code of Ethics Helpline at (303) .

All our employees, regardless of title, responsibilities or location, must comply with these standards and the Code. You are independently responsible for your own actions. It is not an acceptable position to state that you violated the law or this Code because someone else asked or ordered you to do so. You will be deemed to have acted outside the scope of your employment if you violate the law or this Code - subjecting you to disciplinary action, including up to employment termination. We value you and all our other employees and ask that you treat us with the respect and ethical commitment that you expect from us.